                                                                   Exhibit 10(j)



                        EXECUTIVE EMPLOYMENT AGREEMENT


                               between and among


                          UNITED WATER RESOURCES INC.


                                      and


                              RICHARD B. MCGLYNN

                               TABLE OF CONTENTS
                               -----------------


                                                                                          Page
                                                                                          ----

SECTION 1:  EMPLOYMENT, TERM, DUTIES AND RESPONSIBILITIES...............................     2
     1.1    Employment..................................................................     2
     1.2    Period of Employment........................................................     2
     1.3    Non-Disclosure..............................................................     3
     1.4    Term of Employment..........................................................     3
     1.5    Duties and Responsibilities.................................................     4

SECTION 2:  COMPENSATION AND BENEFITS...................................................     4
     2.1    Base Salary.................................................................     4
     2.2    Employee Benefits...........................................................     5
     2.3    Executive Compensation Plans................................................     6

SECTION 3:  TERMINATION.................................................................     6
     3.1    Termination by Employer Other Than for Cause or by Employee with Good
            Reason......................................................................     6
     3.2    Termination by Employee or by Employer for Cause............................    13
     3.3    Expiration of Period of Employment..........................................    13

SECTION 4:  SOURCE OF PAYMENTS..........................................................  14

SECTION 5:  NON-COMPETITION.............................................................  14

SECTION 6:  EXCISE TAX GROSS-UP PAYMENT.................................................  15

SECTION 7:  GOVERNING LAW...............................................................  16

SECTION 8:  NO ATTACHMENT...............................................................  16

SECTION 9:  ARBITRATION.................................................................  17

SECTION 10: NOTICES.....................................................................  17

SECTION 11: MISCELLANEOUS...............................................................  19


AGREEMENT, dated as of January 1, 1999, by and between United Water Resources Inc. (the "Employer"), and Richard B. McGIynn (the "Employee").

IN CONSIDERATION OF the mutual covenants herein contained, and other good and valuable consideration, the parties hereto agree as follows:

SECTION 1:  EMPLOYMENT, TERM, DUTIES AND RESPONSIBILITIES
---------------------------------------------------------

1.1  Employment.
     ----------

     Employer hereby agrees to employ Employee, and Employee agrees to serve as employee of Employer during the Period of Employment, as Vice President-General Counsel of the Employer. It is understood and agreed that the position of Vice President-General Counsel is an Executive Officer level position and shall be considered as such for all purposes.

1.2  Period of Employment.
     --------------------

     If at any time during the Period of Employment, the Employer fails, without Employee's consent, to cause Employee to be elected or re-elected as Vice President-General Counsel of the Employer, or removes Employee from such offices, or if at any time during the Period of Employment, Employee shall fail to be vested by the Board of Directors of the Employer with the power and authority of an Executive Officer of Employer at a level equivalent to Employee's current position, Employee shall have the right by written notice to Employer to terminate his services hereunder, effective as of the last day of the month after the month of receipt by Employer of the written notice, in which event the Period of Employment, as hereinafter defined, shall so terminate on the last day of such month; termination under these circumstances shall be deemed pursuant to Section 3.1 hereof as a termination by Employee with "Good Reason" (as defined therein) with all the consequences which flow from such termination.

1.3  Non-Disclosure.
     --------------

     Employee shall not, at any time during or following the Period of Employment, disclose, use, transfer or sell, except in the course of employment with Employer, any confidential information or proprietary data of Employer and the parent company and subsidiaries of Employer so long as such information or proprietary data remains confidential and has not been disclosed or is not otherwise in the public domain, except as required by law or pursuant to legal process.

1.4  Term of Employment.
     ------------------

     The "Period of Employment" shall be the 2 year period commencing January 1, 1999 and ending on December 31, 2000; provided, however, if a Change of Control occurs prior to December 31, 2000, such ending date shall be the 24-month anniversary of the Change of Control, as defined below (or if the Change of Control is shareholder approval of a transaction pursuant to paragraph (iii) of the definition of Change of Control, below, the 24-month anniversary of the consummation of such transaction).

1.5  Duties and Responsibilities.
     ---------------------------

     Employee shall devote Employee's full business time, attention and best efforts to the affairs of Employer and the parent company and subsidiaries of Employer during the Period of Employment as an Executive Officer of Employer at a level equivalent to Employee's current position, provided,
                                                                    --------
     however, that Employee may engage in other activities, such as activities
     -------
     involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the Board of Directors of other organizations (as Employer may from time to time agree to), and similar type activities to the extent that such other activities do not inhibit or prohibit the performance of Employee's duties under this Agreement, or conflict in any material way with the business of Employer and the parent company and subsidiaries of Employer. Employer acknowledges that Employee is currently serving as a Director of Conectiv, Inc. and agrees to Employee's continuing to serve in that capacity during the term of this Agreement.

SECTION 2:  COMPENSATION AND BENEFITS
-------------------------------------

2.1  Base Salary.
     -----------

     Employer will pay to Employee during the Period of Employment a base annual salary of $194,000, payable in accordance with Employer's normal payroll policies for senior executives, subject to applicable withholding of taxes
     and other applicable payroll deductions.   It is agreed between the parties
     that Employer shall review the base annual salary annually and in light of such review may, in the discretion of the Board of Directors of Employer (but shall not be obligated to), increase such base annual salary taking into account any change in Employee's then responsibilities, increases in the cost of living, increases in compensation of other executives of Employer and the parent company and subsidiaries of Employer, performance by Employee, and other pertinent factors.

2.2  Employee Benefits.
     -----------------

     (a)  Vacation and Sick Leave.
          -----------------------

          Employee shall be entitled to 25 days paid vacation per year and to reasonable sick leave as determined by the Board of Directors of Employer (the "Board") but no less than Employer's policy at the date of this Agreement.

     (b)  Regular Reimbursed Business Expenses.
          ------------------------------------

          Employer shall reimburse Employee for all travel and other expenses and disbursements reasonably incurred by Employee in the performance of Employee's duties during the Period of Employment, in accordance with Employer's established policies.

     (c)  Employer's Benefit Plans or Arrangements.
          ----------------------------------------

          Employee, subject to the provisions of this Agreement, shall be entitled to participate in all employee benefit plans of Employer in which other executives of Employer participate, as presently in effect or as they may be modified or added to by Employer from time to time, including, without limitation, plans providing retirement benefits, medical insurance, disability insurance, and accidental death or dismemberment insurance and shall be entitled to full credit thereunder for all service with Employer and any successor. Employee shall be provided with the use of a company car with all lease, operating costs, insurance, etc. paid by Employer. Benefits shall be at least comparable to those provided by the current plans of Employer. In addition, Employee shall participate in a nonqualified retirement plan established by Employer for Employee, substantially in the form attached hereto as Exhibit A (the "Nonqualified Retirement Plan").

2.3  Executive Compensation Plans.
     ----------------------------

     Employee, subject to the provisions of this Agreement, shall be entitled to participate in all executive compensation plans of Employer, as presently in effect or as they may be modified or added to by Employer from time to time, including without limitation, management incentive plans, deferred compensation plans, supplemental "top hat" retirement plans and stock and stock option plans. Employee shall be entitled to benefit opportunities and incentives at least comparable to those to which Employee is entitled at the date of this Agreement.

SECTION 3:  TERMINATION
-----------------------

3.1  Termination by Employer Other Than for Cause or by Employee with Good
     ---------------------------------------------------------------------
     Reason. If Employer should terminate the Period of Employment other than
     ------
     for Cause, as defined herein, or if Employee should terminate the Period of Employment with Good Reason, Employer shall:

     (i) within 30 days of termination of the Period of Employment, pay Employee any base annual salary accrued and due to Employee under
          Section 2.1
          through his Date of Termination and any unpaid MIP payment(s) for any previously completed calendar year(s);

     (ii) (A) if the termination of the Period of Employment occurs within the period beginning on the date of a Change of Control, as defined below, and ending 24 months following the Change of Control, as defined below (or, if the Change of Control, as defined below, is in connection with shareholder approval pursuant to paragraph (iii) of the definition of Change of Control, ending 24 months following the consummation of the transaction which was the subject of shareholder approval), within 30 days of the termination of the Period of Employment, pay Employee an amount equal to 200% of his base annual salary in effect as of the termination of the Period of Employment, or (B) if the termination of the Period of Employment does not occur within the period beginning on the date of a Change of Control, as defined below, and ending 24 months following the Change of Control, as defined below (or, if the Change of Control, as defined below, is in connection with shareholder approval pursuant to paragraph (iii) of the definition of Change of Control, ending 24 months following the consummation of the transaction which was the subject of shareholder approval), continue to pay Employee his base annual salary in effect as of the termination of the Period of Employment for the 18-month period immediately following the termination of the Period of Employment (or until such earlier time that Employee violates the provisions of Section 5) at the times such payments would otherwise have been made under Section 2.1;

   (iii) (A) if the termination of the Period of Employment occurs within the period beginning on the date of a Change of Control, as defined below, and ending 24 months following the Change of Control, as defined below (or, if the Change of Control, as defined below, is in connection with shareholder approval pursuant to paragraph (iii) of the definition of Change of Control, ending 24 months following the consummation of the transaction which was the subject of shareholder approval), within 30 days of the termination of the Period of Employment, pay Employee an amount equal to 200% of his then current "Cash Target Amount" under the MIP, or (B) if the termination of the Period of Employment does not occur within the period beginning on the date of a Change of Control, as defined below, and ending 24 months following the Change of Control, as defined below (or, if the Change of Control, as defined below, is in connection with shareholder approval pursuant to paragraph (iii) of the definition of Change of Control, ending 24 months following the consummation of the transaction which was the subject of shareholder approval), pay Employee (I) 100% of his "Cash Target Amount" under the MIP (as of the termination of the Period of Employment) for the MIP year immediately following the termination of the Period of Employment, and (II) 50% of his "Cash Target Amount" under the MIP (as of the termination of the Period of Employment) for the second MIP year immediately following the termination of the Period of Employment (in each case unless Employee earlier violates the provisions of Section 5), each such payment to be made at the times such payments would otherwise have been paid under the MIP;

  (iv) provide Employee for the 18-month period commencing immediately following the termination of the Period of Employment (or until such earlier time that Employee violates the provisions of Section 5), with continued participation (or equivalent benefits if such participation is not legally permissible (cash payments in the case of tax-qualified retirement plan benefits)) in the employee benefit plans provided to Employee pursuant to Section 2.2 as of the termination of the Period of Employment; and

     (v) solely if the termination of the Period of Employment occurs within the period beginning on the date of a Change of Control, as defined below, and ending 24 months following the Change of Control, as defined below (or, if the Change of Control, as defined below, is in connection with shareholder approval pursuant to paragraph (iii) of the definition of Change of Control, ending 24 months following the consummation of the transaction which was the subject of shareholder approval), (A) Employee's Nonqualified Retirement Plan benefit shall become fully vested and nonforfeitable, (B) if he had not attained age 55 as of the termination of the Period of Employment, he shall be deemed to have attained age 55 for purposes of the early retirement provisions of the Nonqualified Retirement Plan, (C) if he had not accumulated 10 years of service under the Nonqualified Retirement Plan as of the termination of the Period of Employment, he shall be deemed to have 10 years of service for Nonqualified Retirement Plan benefit accrual purposes and (D) within 30 days of the termination of the Period of Employment, Employer shall pay to Employee an amount equal to the present value of his accrued Nonqualified Retirement Plan benefit (utilizing a discount rate for calculating such present value equal to the "discount rate," as defined in Statement of Financial Accounting Standards No. 87 published by the Financial Accounting Standards Board, utilized for purposes of the most recent audit disclosure relating to Employer's tax-qualified defined benefit pension plan preceding the Change of Control by the "enrolled actuary" (as defined in Section 7701 (a)(35) of the Internal Revenue Code of 1986, as amended (the "Code")), who signed the Schedule B to the most recent Internal Revenue Service Form 5500 relating to Employer's tax-qualified defined benefit pension plan, filed prior to the Change of Control).

     Other than the foregoing, Employer shall have no further obligations to Employee hereunder.
     For purposes of this Agreement, a "Change of Control" of Employer shall mean the first to occur of any of the following events:

     (i) any "Person" (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such term is modified in Sections 13(d) and 14(d) of the Exchange Act), excluding
          (A) Employer or any of its subsidiaries, (B) a trustee or any fiduciary holding securities under an employee benefit plan of Employer or any of its subsidiaries, or an underwriter temporarily holding securities pursuant to an offering of such securities, in each case with respect to the securities so held, or (C) a corporation or other entity owned, directly or indirectly, by holders of voting securities of Employer in substantially the same proportions as their ownership of Employer, is or becomes the "Beneficial Owner" (as defined in

          Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Employer (not including in the securities beneficially owned by such Person any securities acquired directly from Employer or its subsidiaries or other affiliates controlled by Employer or any such subsidiary) representing 20% or more of the combined ordinary (in the absence of contingencies) voting power of Employer's then outstanding securities; provided, however, that if such "Person" shall
                                  --------  -------
          be Suez Lyonnaise des Eaux or an affiliate thereof, solely for purposes thereof the above reference to "20%" shall instead be deemed to refer to the sum of the amount of the "Maximum Stockholder Investment Percentage" (as defined in Section 1.1 of the Governance Agreement between United Water Resources Inc. and Lyonnaise American Holding, Inc., dated as of April 22, 1994) plus two percentage points; or

    (ii) during any period of not more than two consecutive calendar years (commencing January 1, 1999), individuals who at the beginning of such period constitute Employer's Board, together with any new director (other than a director designated by a person who has entered into an agreement with Employer to effect a transaction triggering the operation of clause (i) or (iii) of this paragraph) whose election by the Board or nomination for election by Employer's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

    (iii) the shareholders of Employer approve a merger or consolidation of Employer with any other entity, or a plan of liquidation of Employer or an agreement for the sale or disposition by Employer of its assets as an entirety or substantially as an entirety, other than (A) a transaction which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding, by being converted into voting securities of the surviving entity, or otherwise), in combination with the ownership by any trustee or other fiduciary of securities under an employee benefit plan of Employer, at least 80% of the combined voting power of the voting securities of Employer or such surviving entity outstanding immediately after such transaction, or (B) a transaction effected to implement a recapitalization of Employer (or similar transaction) in which no person acquires more than 20% of the combined voting power of Employer's then outstanding securities (or if such person so acquiring more than 20% of such combined voting power is Suez Lyonnaise des Eaux or an affiliate thereof, solely for the purposes thereof the above reference to "20%" shall instead be deemed to refer to the sum of the Maximum Stockholder Investment Percentage plus two percentage points).

     "Cause" shall mean the continued and willful failure by Employee to perform substantially his duties with Employer (other than any such failure resulting from incapacity due to physical or mental illness) after a notice demanding substantial performance is delivered to Employee by Employer; conviction of a felony; excessive absenteeism not related to illness, sick leave or vacations, but only after written notice from Employer followed by a repetition of such excessive absenteeism; misconduct or dishonesty that is harmful to the interest of Employer; or material breach by Employee of this Agreement.

     Employee's termination with "Good Reason" shall mean Employee's termination of his employment pursuant to Section 1.2 above; a reduction by Employer in Employee's base annual salary as in effect immediately prior to such reduction; or a material breach by Employer of its obligations under this Agreement.

3.2  Termination by Employee or by Employer for Cause.
     ------------------------------------------------
     (a) Employee shall have the right, upon 30 days' notice given to Employer in accordance with Section 10 hereof, or as otherwise agreed to by Employer, to terminate the Period of Employment.

     (b)  If Employee should terminate the Period of Employment pursuant to
          Section 3.2(a) above or Employer should terminate the Period of Employment for Cause, as herein defined, Employee will be entitled to be paid the base annual salary otherwise payable to Employee under
          Section 2.1 through the end of the month in which the Period of Employment is terminated. Employee shall be entitled to all other earned and accrued benefits to which Employee would otherwise be entitled through the termination date.

3.3  Expiration of Period of Employment.
     ----------------------------------

     On December 31, 2000, provided that this Agreement shall then still be in effect, Employer shall make a lump sum cash payment to Employee in an amount equal to 6 months of Employee's base annual salary at such level as shall be in effect immediately prior to such date.

SECTION 4:  SOURCE OF PAYMENTS
------------------------------

All payments provided herein shall be paid from the general funds of Employer unless otherwise properly payable under any contract, trust or other arrangement maintained by Employer for purposes of such payment. Employer shall not be required to segregate any funds, create any trust or make any special deposits to fund any obligations under this Agreement, provided, however, that Employer,
                                              -------- --------
at its sole and absolute discretion, may take any steps it deems appropriate to meet its obligation hereunder.

SECTION 5:  NON-COMPETITION
---------------------------

Without the consent in writing of the Board of Directors of Employer, during the Period of Employment and for a period of two years after termination of Employee's employment for any reason whatsoever, Employee will not permit his name to be used by, or engage in, or carry on, directly or indirectly, either for himself or as a member of a partnership or as more than a five percent (5%) stockholder, investor, officer or director of a corporation or as an employee, agent, associate or consultant of any person, partnership or corporation, any business in competition with the business carried on in the United States by Employer and the parent company and subsidiaries of Employer.

SECTION 6:  EXCISE TAX GROSS-UP PAYMENT
---------------------------------------

If any payments made and/or benefits provided to Employee by Employer, whether or not under this Agreement ("Payments"), are subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, Employer shall pay to Employee an additional amount (the "Gross-Up Payment") such that the net amount retained by Employee, after deduction of any Excise Tax on the Payments and all income taxes and Excise Tax upon such Employer payment, shall be equal to the Payments. The determination of whether any Payments are subject to the Excise Tax shall be based on the opinion of tax counsel selected by Employer and reasonably acceptable to Employee, whose fees and expenses shall be paid by Employer. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal, state and local income taxes at the highest marginal rate of income taxation applicable to any individual residing in the jurisdiction in which Employee resides in the calendar year in which the Gross-Up Payment is to be made. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Employee's employment, Employee shall repay to Employer, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by Employee to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Employee's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Employer shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Employee with respect to such excess) at the time that the amount of such excess is finally determined. Employee and Employer shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Payments.

SECTION 7:  GOVERNING LAW
-------------------------

This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of New Jersey, without reference to rules relating to conflicts of law. If under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement; the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

SECTION 8:  NO ATTACHMENT
-------------------------

Except as required by law, no right to receive any payment or benefit under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

SECTION 9:  ARBITRATION
-----------------------

Any claim, controversy or dispute arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration by an independent impartial arbitrator in accordance with the rules of the American Arbitration Association then obtaining. The decision of the arbitrator shall be final and binding and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

In any such claim, controversy or dispute involving a request for relief by way of injunction to prevent the disclosure or further disclosure of confidential information belonging to Employer, the arbitrator shall be appointed by the American Arbitration Association without submission of any such list of prospective arbitrators to the parties, and the proceedings shall be carried out as expeditiously as possible by the parties without undue delay.

SECTION 10:  NOTICES
--------------------

All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person, or forty-eight (48) hours after deposit thereof in the U.S. mails, postage prepaid, for delivery as registered or certified mail B addressed, in the case of Employee, to him at his residential address, and in the case of Employer, to its corporate headquarters, attention of the Secretary, or to such other address as Employee or Employer may designate in writing at any time or from time to time to the other party.

     If to the Employee:

          Richard B. McGlynn
          30 Hurlingham Club Road
          Far Hills, NJ  07931

     If to the Employer:

          Donald L. Correll
          United Water Resources
          200 Old Hook Road
          Harrington, Park, NJ  07640

     In lieu of personal notice by deposit in the U.S. mail, a party may give notice by telegram, telex or telecopier.

SECTION 11:  MISCELLANEOUS
--------------------------

This Agreement constitutes the entire understanding between Employer and Employee relating to employment of Employee by Employer and supersedes and cancels all prior written and oral agreements and understandings with respect to the subject matter of this Agreement. This Agreement may be amended but only by a subsequent written agreement of the parties. This Agreement shall be binding upon and shall inure to the benefit of Employee, Employee's heirs, executors, administrators and beneficiaries, and Employer and its successors, whether by merger, combination sale of assets or otherwise.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and day first above written.

                                    United Water Resources Inc.

                                    By:_______________________________
                                                   Chairman


                                       _______________________________
                                                Richard B. McGlynn